Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceutical Partners Provides Updates on Progress of Phase 3

Firdapse Study in Patients with Lambert-Eaton Myasthenic Syndrome (LEMS)

Last Patient Completes 2-Week, Blinded Primary Treatment Period - Top-Line Data on

Track to Report in 3Q14

100% of Patients Elected to Continue in 2-Year Open Label Follow-up Period

Coral Gables, FL, August 11, 2014 (GLOBE NEWSWIRE) — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today provided an update on the progress of its Phase 3 study of FirdapseTM (amifampridine phosphate) for the symptomatic treatment of Lambert-Eaton myasthenic syndrome (LEMS). The last patient has completed the blinded portion of the study and top-line data remains on track to be reported later this quarter. A total of 38 patients completed the 3 month treatment period and were successfully randomized to either receive FirdapseTM or placebo. All patients who were randomized elected to continue in 2-year open label follow-up.

If the company obtains positive results from its Phase 3 study, the company intends to submit a request to the FDA for a pre-NDA meeting and to initiate the steps necessary to seek regulatory approval of FirdapseTM. This would likely include the initiation of a rolling NDA submission to the FDA by early-2015.

The FirdapseTM Phase 3 trial utilizes a randomized, double-blind, placebo-controlled, discontinuation design. The trial is being conducted at sites in the United States and Europe. Following enrollment, patients were treated with open label drug for a minimum of 91 days, and then randomized to either continue on FirdapseTM or be discontinued to placebo over a 2-week period. Following the randomization phase of the trial, patients were then eligible to receive open label FirdapseTM treatment for a two-year follow-up period, to obtain additional long term safety data.

LMS-002 Patient Disposition Highlights

•	Thirty eight (38) patients were successfully randomized into the 2-week, randomized, double-blind, placebo-controlled, discontinuation part of the study. The original target was to randomize 36 patients.

•	All 38 randomized subjects elected to continue to receive FirdapseTM treatment in the 2-year, open label follow-up part of the trial.

Patrick J. McEnany, Chief Executive Officer of Catalyst Pharmaceutical Partners, Inc., stated, “We are very pleased to be nearing completion of the Phase 3 FirdapseTM pivotal trial for patients diagnosed with LEMS, a rare neuromuscular disease, and remain on track to report data later this quarter. We were very pleased to see 100% of the patients in the randomized portion of the trial elect to continue into the open-label 2-year safety study. Assuming we receive positive data from this study, we plan to meet with the FDA in the fourth quarter to determine the fastest U.S. registration pathway. We remain committed to the LEMS patient population and are pleased to see positive feedback from our expanded access program initiated earlier this year. We hope to see FirdapseTM become the first FDA-approved, safe and effective drug for the treatment of this debilitating disease.”

About FirdapseTM

FirdapseTM, amifampridine phosphate or 3,4-diaminopyridine (3,4-DAP) phosphate, is a potassium channel inhibitor. By blocking this ion channel, FirdapseTM increases the nerve repolarization time, which causes an increase in the influx of calcium, thereby causing more acetylcholine to be released, which restores muscle fiber contraction, thus relieving muscle weakness caused by LEMS. In addition to LEMS, other potential orphan neuromuscular indications for FirdapseTM include certain types of Myasthenia Gravis and Congenital Myasthenic Syndrome, among others.

FirdapseTM has been granted orphan drug and breakthrough therapy designations by the FDA, and orphan medicinal product designation in the European Union for the treatment of LEMS. It is approved and commercialized in the E.U. by BioMarin Pharmaceutical. Upon completion of the Phase 3 trial, assuming the data from the trial is positive, Catalyst expects to begin submitting a rolling new drug application to the FDA in 2015.

About the Phase 3 Trial of FirdapseTM

The primary endpoint of the Phase 3 trial is a comparison of changes in patients randomized to continue FirdapseTM versus those who transition to placebo that occur in both the QMG score, which measures muscle strength, and subject global impression score, on which the subject rates their global impression of the effects of a study treatment during a 14-day double-blind efficacy evaluation period. The secondary endpoints are change in the investigator’s assessment of worsening of disease symptoms and changes in walking speed (Timed 25-foot walking test) during the two-week, double-blind testing period. Further details regarding the Phase 3 trial and its design can be found on www.clinicaltrials.gov (NCT01377922).

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc. is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal Phase 3 trial and has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). In 2012, Catalyst licensed Firdapse™ from BioMarin, and Catalyst assumed management of the Phase 3 pivotal trial (which had originally been initiated by BioMarin). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS. For more information, please visit www.catalystpharma.com.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Catalyst’s actual results in future periods to differ materially from forecasted results. A number of factors, including the anticipated timing of the receipt of top-line results from the double-blind, placebo-controlled portion of the Phase 3 trial of Firdapse™, whether the Phase 3 trial will be successful, whether the receipt of breakthrough therapy designation for Firdapse™ will expedite the development and review of Firdapse™ by the FDA or the likelihood that the product will be found to be safe and effective, whether an NDA for Firdapse™ will ever be accepted for filing by the FDA, the timing of any such NDA filing or acceptance, whether Catalyst will be the first company to receive an approval for amifampridine (3,4-DAP), giving it 7-year marketing exclusivity for its product, whether any of Catalyst’s product candidates will ever be approved for commercialization or successfully commercialized, and those other factors described in Catalyst’s Annual Report on Form 10-K for the fiscal year 2013 and its other filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect Catalyst. Copies of Catalyst’s filings with the SEC are available from the SEC, may be found on Catalyst’s website or may be obtained upon request from Catalyst. Catalyst does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Media/Investor Contacts Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceutical Partners, Inc. Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

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